-------
FORM 4                                 U.S. SECURITIES AND EXCHANGE COMMISSION                     -------------------------------
-------                                           Washington D.C.  20549                                     OMB APPROVAL
                                                                                                   -------------------------------
[ ] Check this box if                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   OMB Number:        3235-0287
    no longer Subject                                                                               Expires:    January 31, 2005
    to Section 16.      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    -------------------------------
    Form 4 or Form 5      Section 17(a) of the Public Utility Holding Company Act of 1935 or
    obligations may               Section 30(f) of the Investment Company Act 1940
    Continue. See
    Instructions 1(b)
----------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person  |2.Issuer Name and Ticker or Trading Symbol   |6.Relationship of Reporting Person to  |
|                                        |                                             |  Issuer (Check all Applicable)        |
|   Marsh         William         C.     | Emclaire Financial Corp. (EMCF)             |                                       |
|----------------------------------------|---------------------------------------------| ___ Director       ___ 10% Owner      |
|   (Last)        (First)        (MI)    |3.IRS Number of       |4.Statement for Month/|                                       |
|                                        |  Reporting Person    |  Year                | _x_ Officer (give  ___ Other          |
|                                        |  (Voluntary)         |                      |       title below)     (Specify below)|
|  203 Drake Circle                      |                      |   03/06/03           |                                       |
|----------------------------------------|  ###-##-####         |                      |  Treasurer/Secretary                  |
|          (Street)                      |                      |----------------------|---------------------------------------|
|                                        |                      |5.If Amendment,Date of|7.Individual or Joint/Group Filing     |
|                                        |                      | Original (Month/Year)|  (Check Applicable Line)              |
|                                        |                      |                      |                                       |
| Cranberry Twp.       PA        16066   |                      |                      | _x_ Form filed by One Reporting Person|
|----------------------------------------|                      |                      |                                       |
|  (City)            (State)     (Zip)   |                      |                      | ___ Form filed by More than one       |
|                                        |                      |                      |     Reporting Person                  |
|----------------------------------------|----------------------|----------------------|---------------------------------------|
|                                                                                                                              |
|                                       TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned        |
|------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security         |2.Transac-   |3.Trans.  |4.Security Acquired (A) or   |5.Amount of    |6.        |7.Nature of    |
|  (Instr. 3)                |  tion Date  |  Code    |  Disposed of (D)            |  Securities   |Ownership |  Indirect     |
|                            | (Mon/Day/Yr)|(Instr. 8)|  (Instr. 3, 4 & 5)          |  Beneficially |Form Dir. |  Beneficial   |
|                            |             |     |    |               |    |        |  Owned at End |(D) or    |  Ownership    |
|                            |             |     |    |               |(A) |        |  of Month     |Indirect  |  (Instr. 4)   |
|                            |             |Code | V  |     Amount    |(D) |  Price |  (Instr. 3&4) |(I)       |               |
|                            |             |     |    |               |    |        |               |(Instr. 4)|               |
|----------------------------|-------------|-----|----|---------------|----|--------|---------------|----------|---------------|
|                            |             |     |    |               |    |        |               |          |               |
|----------------------------|-------------|-----|----|---------------|----|--------|---------------|----------|---------------|
| Common Stock               |             |     |    |               |    |        |    8,000      |    D     |               |
|----------------------------|-------------|-----|----|---------------|----|--------|---------------|----------|---------------|
| Common Stock               | 03/06/03    | P   | V  |     150       | A  | $24.00 |      150      |    I     |  Spouse       |
|----------------------------|-------------|-----|----|---------------|----|--------|---------------|----------|---------------|


FORM 4 (continued)        TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, covertible securities)
-------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Trans- |5.Number of      |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|action   |  Derivative     |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |Code     |  Securities     |and        |  Securities         |Security  |Derivative|Form| Indirect |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or|Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  |Day/ |         |  Disposed of (D)|Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4&5)|(Mon/Day/  |                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                 | Year)     |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                 |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                 |     |     |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|-----------------|Date |Exp. |  Title   |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |  (A)   |  (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|          |         |     |    |    |        |        |     |     |          |          |          |          |    |          |
|----------|---------|-----|----|----|--------|--------|-----|-----|----------|----------|----------|----------|----|----------|
Explanation of Responses:

                                     /s/ William C. Marsh             03/10/03
                                     ------------------------------- ----------
                                         Signature                      Date

Reminder:  Report on a separate line for each class of securities beneficially owned directly or directly.

* If the form is filed by more than one reporting person, see Instruction 4(b)(v)
**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.
